EXHIBIT 99.1

HAMPSHIRE GROUP ANNOUNCES ELECTION OF
NEW CHAIRMAN AND LEAD DIRECTOR

New York, NY – June 17, 2013 – Hampshire Group, Limited (OTC Markets: HAMP), a leading provider of sportswear, today announced changes to the leadership structure of its Board of Directors and the results of its Annual Meeting of Shareholders, which was held on June 12, 2013:

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Mr. Paul Buxbaum, current President and Chief Executive Officer of Hampshire Group, was elected to also serve as the Company’s Chairman of the Board. He has been President and Chief Executive Officer since January 2013 and member of Hampshire’s Board since 2011.

●	Current board member Mr. Benjamin Yogel was elected to also serve as Lead Director. He has been a member of Hampshire’s Board since 2011.

At the Annual Meeting of Shareholders, shareholders approved:

o	The election of the Board’s remaining directors, which include Peter Woodward, Robert Siegel, Bobby Melnick and Frank Tworecke to serve until the 2014 Annual Meeting.

o	On an advisory and non-binding basis, the compensation of Hampshire’s executive management team.

o	The appointment of Elliott Davis, LLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

Further, shareholders voted that the Company should seek shareholder approval of compensation of its executive officers every year.

About Hampshire Group

Hampshire Group, Limited, (www.hamp.com) along with its wholly-owned subsidiaries, Hampshire Brands, Inc. and Rio Garment S.A., is a provider of fashion apparel across a broad range of product categories, channels of distribution and price points. The Company specializes in designing and marketing men’s sportswear to department stores, chain stores and mass market retailers under licensed brands, our own proprietary brands and the private labels of our customers. The Company operates a Honduras-based apparel manufacturer, designing, sourcing and manufacturing knit tops for men, women and children.

CONTACTS

MBS Value Partners

(212) 750-5800

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